Exhibit 10.11

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this “Amendment”) is made and entered into on November 1, 2022 (the “Effective Date”), by and between CCC Intelligent Solutions Holdings Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time and any successor(s) thereto, the “Company”), and Michael Silva (“Executive”).

WHEREAS, pursuant to that certain Employment Agreement, dated October 7, 2022 (the “Agreement”), by and between the parties hereto, the Executive is employed as Executive Vice President, Chief Commercial & Customer Success Officer of the Company;

WHEREAS, the Company and Executive hereby desire to amend the Relocation Section 3.6 of the Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.
Effective as of the Effective Date, Section 3.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.6 Relocation. Should Executive elect to relocate to Illinois, the Company will provide Executive with relocation benefits as follows: (a) a mover to move Executive’s personal goods and possession to Illinois, including one car; (b) prior to relocation, reasonable travel for relocation purposes and, until relocation is complete or the relocation benefits expire, for commuting between Executive’s New York home and Illinois, in line with Company travel policies (excepting the provisions disallowing commuting expenses); (c) the services of The Relocation Department, the Company’s corporate relocation partner, to provide corporate housing; (d) temporary corporate housing not to exceed a total of $42,000; (e) reimbursement of customary closing costs on Executive’s New York home and a new home in Illinois; and (f) IRS-related gross-up of all relocation-related costs that are considered compensation for commuting between Illinois and New York Executive shall work with The Relocation Department for the sale of their New York home. Relocation benefits must be used within the one-year period after the Start Date. Upon voluntary resignation from the Company within 18 months after the Start Date, Executive will promptly reimburse the Company for all reimbursed relocation costs and gross-up amounts.

2.
Except as otherwise expressly modified therein, all of the terms and conditions of the Agreement shall remain in full force and are hereby ratified and confirmed. In the event that there is any conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall prevail.
3.
Any capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the Effective Date.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By: /s/ Githesh Ramamurthy

Name: Githesh Ramamurthy

Title: Chairman and Chief Executive Officer

EXECUTIVE

By: /s/ Michael Silva

Name: Michael Silva